Exhibit 99.1

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
FOR IMMEDIATE RELEASE	(918) 295-7673

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Increases to Net Income Attributable to ARLP and EBITDA of 48.6% and 28.7%, Respectively; Raises Quarterly Cash Distribution 1.0% to $0.515 Per Unit; and Increases Guidance

TULSA, OKLAHOMA, April 30, 2018 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported financial and operating results for the quarter ended March 31, 2018 (the "2018 Quarter").  Net income attributable to ARLP for the 2018 Quarter increased 48.6% to $155.9 million, or $1.16 per basic and diluted limited partner unit, compared to $104.9 million, or $1.10 per basic and diluted limited partner unit, for the quarter ended March 31, 2017 (the "2017 Quarter").  The results in the 2018 Quarter included an $80 million gain on settlement of litigation.  EBITDA also increased 28.7% in the 2018 Quarter to $228.7 million compared to $177.7 million in the 2017 Quarter.  Adjusted EBITDA, which excludes the impact of the settlement gain, decreased to $148.7 million in the 2018 Quarter compared to $177.7 million for the 2017 Quarter.  Delayed coal shipments due to weather-related transportation disruptions in the 2018 Quarter led total revenues lower to $457.1 million, slightly below total revenues in the 2017 Quarter.  (For a definition of EBITDA, Adjusted EBITDA and related reconciliations to comparable GAAP financial measures and actual and pro forma earnings per basic and diluted limited partner unit reflecting the exchange transaction announced in our July 28, 2017 press release as if it had occurred on January 1, 2017, please see the end of this release.)

As previously announced on April 27, 2018, the Board of Directors of ARLP's general partner increased the cash distribution to unitholders for the 2018 Quarter to $0.515 per unit (an annualized rate of $2.06 per unit), payable on May 15, 2018 to all unitholders of record as of the close of trading on May 8, 2018.  The announced distribution represents a 17.7% increase over the cash distribution of $0.4375 per unit for the 2017 Quarter and a 1.0% increase over the cash distribution of $0.51 per unit for the quarter ended December 31, 2017 (the "Sequential Quarter").

In addition, the Simplification Transactions announced by ARLP and Alliance Holdings GP, L.P. ("AHGP") continue to move forward. (See ARLP and AHGP Joint Press Release dated February 23, 2018).  ARLP filed a preliminary registration statement on Form S-4 on March 29, 2018.  On April 26, 2018, the Securities and Exchange Commission declared the Form S-4 effective to register the distribution of the ARLP common units currently held by AHGP and its subsidiaries to AHGP's unitholders and, on April 27, 2018, AHGP mailed consent solicitation statements to its unitholders of record as of April 25, 2018.  Consummation of the simplification transactions, which is expected to occur during the second quarter of 2018, remains subject to the affirmative vote or consent of the

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holders of a majority of the outstanding AHGP common units.  Certain AHGP unitholders, which collectively own a majority of the outstanding AHGP common units, have agreed to deliver a written consent approving the simplification transactions pursuant to a support agreement.

"ARLP's financial and operating results for the 2018 Quarter were impacted by several factors," said Joseph W. Craft III, President and Chief Executive Officer.  "On a positive note, ARLP settled a coal sales contract dispute resulting in an $80.0 million gain.  ARLP continued to be active in both the domestic and overseas coal markets during the quarter, increasing its sales commitments for 2018 to approximately 38.0 million tons, including export commitments of 7.1 million tons.  To meet these new obligations we are planning to increase our production for the year by an additional 1.0 million tons to 40.5 million tons at the midpoint of our increased guidance, which would be 7.7% greater than last year. "

Mr. Craft added, "Even though weather-related transportation disruptions caused ARLP to ship 1.4 million fewer tons than expected this quarter, we plan to make up these sales later this year as river conditions return to normal.  Based on these factors, as well as our favorable supply-demand outlook for the remainder of 2018, we are raising ARLP's 2018 full year guidance.  We remain committed to continue increasing quarterly cash distributions to our unitholders while maintaining a conservative balance sheet and strong distribution coverage."

Consolidated Financial Results

Three Months Ended March 31, 2018 Compared to Three Months Ended March 31, 2017

Reduced coal sales volumes and prices resulted in lower coal sales revenues of $423.6 million in the 2018 Quarter compared to $438.7 million for the 2017 Quarter.  Lower sales volumes in the 2018 Quarter reflect weather-related transportation disruptions, particularly at our Tunnel Ridge and Hamilton mines, partially offset by increased coal sales at our Warrior and River View mines compared to the 2017 Quarter.  As anticipated, ARLP's coal sales prices were also lower in the 2018 Quarter, decreasing 1.3% to $45.07 per ton sold, compared to $45.65 per ton sold in the 2017 Quarter.  Coal production volumes increased 2.6% to 10.5 million tons in the 2018 Quarter compared to 10.2 million tons in the 2017 Quarter.

Compared to the 2017 Quarter, operating expenses increased in the 2018 Quarter by 5.8% to $277.2 million resulting in higher Segment Adjusted EBITDA Expense per ton of $29.74 in the 2018 Quarter compared to $27.21 in the 2017 Quarter. These increases were primarily the result of decreased sales volumes at our Tunnel Ridge and Hamilton longwall operations due to the previously mentioned transportation disruptions at these operations, as well as reduced recoveries at several mines. (For a definition of Segment Adjusted EBITDA Expense per ton and related reconciliation to comparable GAAP financial measures, please see the end of this release.)

Depreciation, depletion and amortization decreased $3.3 million to $61.8 million in the 2018 Quarter primarily due to the previously mentioned decrease in sales volumes at the Tunnel Ridge mine in the 2018 Quarter.

On March 9, 2018, ARLP finalized an agreement with a customer and certain of its affiliates to settle litigation we initiated in 2015.  The agreement provided for a $93.0 million cash payment to

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ARLP, future conditional coal supply commitments, continued export trans-loading capacity for our Appalachian mines and the rights to acquire certain coal reserves near our Tunnel Ridge operation.  A settlement gain of $80.0 million was recorded in the 2018 Quarter reflecting the cash payment received net of certain costs associated with the gain.

Compared to the 2017 Quarter, contributions from investments in oil and gas minerals and gas compression services increased $3.8 million to $7.5 million in the 2018 Quarter, primarily due to distributions from ARLP's preferred equity interest in gas compression services, which was entered into during the third quarter of 2017.

Regional Results and Analysis

			% Change
	2018 First	2017 First	Quarter /	2017 Fourth	% Change
(in millions, except per ton data)	Quarter	Quarter	Quarter	Quarter	Sequential

Illinois Basin
Tons sold	7.008	6.665	5.1%	7.391	(5.2)%
Coal sales price per ton (1)	$39.39	$40.05	(1.6)%	$39.13	0.7%
Segment Adjusted EBITDA Expense per ton (2)	$25.94	$24.22	7.1%	$24.93	4.1%
Segment Adjusted EBITDA (2)	$94.8	$106.3	(10.8)%	$105.5	(10.1)%

Appalachia
Tons sold	2.390	2.930	(18.4)%	2.712	(11.9)%
Coal sales price per ton (1)	$60.79	$57.26	6.2%	$60.12	1.1%
Segment Adjusted EBITDA Expense per ton (2)	$38.70	$32.53	19.0%	$40.39	(4.2)%
Segment Adjusted EBITDA (2)	$53.6	$73.2	(26.8)%	$54.7	(2.0)%

Total (3)
Tons sold	9.398	9.610	(2.2)%	10.103	(7.0)%
Coal sales price per ton (1)	$45.07	$45.65	(1.3)%	$45.03	0.1%
Segment Adjusted EBITDA Expense per ton (2)	$29.74	$27.21	9.3%	$29.48	0.9%
Segment Adjusted EBITDA (2)	$165.3	$193.7	(14.7)%	$175.7	(5.9)%

(1)	Sales price per ton is defined as total coal sales divided by total tons sold.
(2)	For definitions of Segment Adjusted EBITDA Expense per ton and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.
(3)	Total reflects consolidated results, which include other and corporate and eliminations in addition to the Illinois Basin and Appalachia segments highlighted above.

Weather-related transportation disruptions negatively affected sales volumes in both the Illinois Basin and Appalachia.  While tons sold in the Illinois Basin were 5.1% higher compared to the 2017 Quarter as a result of increased sales volumes from our Warrior and River View mines, sales volumes decreased 5.2% compared to the Sequential Quarter primarily due to reduced shipments related to transportation disruptions at our River View and Hamilton mines.  Coal sales volumes in Appalachia also declined 18.4% and 11.9% compared to the 2017 and Sequential Quarters, respectively, primarily due to transportation disruptions at our Tunnel Ridge mine.

Transportation disruptions reduced our planned shipments in the 2018 Quarter, driving ARLP's total coal inventory higher to 1.9 million tons, an increase of approximately 0.3 million tons and 1.1 million tons compared to the end of the 2017 and Sequential Quarters, respectively.  ARLP currently expects to deliver these shipments to customers over the balance of 2018 as barge traffic normalizes.

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As anticipated, ARLP's coal sales price realizations decreased 1.3% per ton sold in the 2018 Quarter compared to the 2017 Quarter, primarily due to the expiration of higher-priced legacy contracts in the Illinois Basin offset in part by higher prices in Appalachia from improved price realizations at our MC Mining and Tunnel Ridge mines.

Total Segment Adjusted EBITDA Expense per ton increased by 9.3% compared to the 2017 Quarter as a result of higher expenses per ton in both the Illinois Basin and Appalachian regions.  In the Illinois Basin, Segment Adjusted EBITDA Expense per ton increased 7.1% compared to the 2017 Quarter primarily due to lower recoveries at our Gibson South, River View and Dotiki mines and increased roof support and contract labor costs per ton across the region.  Segment Adjusted EBITDA Expense per ton in Appalachia increased 19.0% compared to the 2017 Quarter reflecting the previously discussed reduction in coal sales volumes, higher selling expenses and lower recoveries at our MC Mining and Tunnel Ridge mines, as well as an increased sales mix of higher-cost coal production from our MC Mining and Mettiki mines in the 2018 Quarter.  Compared to the Sequential Quarter, Segment Adjusted EBITDA Expense per ton increased 4.1% in the Illinois Basin resulting primarily from reduced recoveries at our Hamilton and River View mines offset in part by a seasonal increase in unit shifts. In Appalachia, higher production volumes, due in part to a longwall move in the Sequential Quarter, and increased recoveries from our Tunnel Ridge mine drove Segment Adjusted EBITDA Expense per ton lower by 4.2% compared to the Sequential Quarter. For both segments, comparisons to the Sequential Quarter reflect reduced sales volumes from transportation disruptions and increased workers compensation expense due to annual actuarial reductions benefiting the Sequential Quarter.

Market Update and Outlook

"During the 2018 Quarter, ARLP reached agreement to deliver up to 19.7 million tons in 2018 through 2022, including an additional 4.8 million tons for delivery this year," said Mr. Craft.  "As expected, ARLP continued to increase its participation in the international coal markets having now booked commitments to export 6.8 million tons of thermal coal and 490,000 tons of metallurgical coal in 2018.  Fundamentals in the international markets remain constructive for U.S. producers and should present ARLP with additional export opportunities through 2019.  Domestic utility stockpiles in our markets are currently below five-year averages, which we believe will lead to increased buying activity for the balance of 2018.  With these expectations supporting improved distributable cash flow and strong distribution coverage, our targeted distribution growth of 4.0% in 2018 remains intact.  Longer term, we believe the strength of ARLP's market presence, strategically-located, low-cost coal operations and increasing contributions from investments outside of coal should allow us to deliver strong results and value to our unitholders in the future."

ARLP has secured volume and price commitments for approximately 38.0 million tons in 2018 and for approximately 17.5 million tons, 11.7 million tons and 4.8 million tons in 2019, 2020 and 2021, respectively, some of which is subject to customer requirements.

Based on results to date and expectations for the balance of the year, ARLP is increasing its guidance for 2018 full-year results to the following ranges: coal production of 40.0 million to 41.0 million tons, coal sales volumes of 40.3 million to 41.3 million tons, revenues (excluding transportation revenues) of $1.87 billion to $1.91 billion, net income of $405.0 million to $425.0 million and EBITDA of $710.0 million to $730.0 million.  These 2018 estimates for net income and EBITDA

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include the settlement gain recorded in the 2018 Quarter and reflect an expected full year contribution of approximately $25.0 million to $35.0 million related to our investments in oil and gas minerals and gas compression services.

ARLP is also updating per ton estimates for 2018 compared to 2017.  For the full-year 2018, excluding the settlement gain recorded in the 2018 Quarter, we currently anticipate coal sales price per ton to be slightly higher, Segment Adjusted EBITDA Expense per ton to be 1.0% to 2.0% higher and Segment Adjusted EBITDA per ton to be 3.0% to 4.0% lower, each compared to our full-year results in 2017.

ARLP is maintaining its previous 2018 guidance for capital expenditures in a range of $220.0 million to $240.0 million and investments related to the acquisition of oil and gas mineral interests of approximately $30.0 million.   (For a definition of EBITDA, Segment Adjusted EBITDA Expense per ton and Segment Adjusted EBITDA per ton and related reconciliations to the most comparable GAAP financial measure, please see the end of this release.)

A conference call regarding ARLP's 2018 Quarter financial results is scheduled for today at 10:00 a.m. Eastern.  To participate in the conference call, dial (877) 506-1589 and request to be connected to the Alliance Resource Partners, L.P. earnings conference call.  Canadian callers should dial (855) 669-9657 and all other International callers should dial (412) 317-5240 and request to be connected to the same call.  Investors may also listen to the call via the "investor information" section of ARLP's website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week.  To access the audio replay, dial US Toll Free (877) 344-7529; International Toll (412) 317-0088; Canada Toll Free (855) 669-9658 and request to be connected to replay access code 10118635.

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users.  ARLP, the nation's first publicly traded master limited partnership involved in the production and marketing of coal, is currently the second largest coal producer in the eastern United States with mining operations in the Illinois Basin and Appalachian coal producing regions.

ARLP currently operates eight mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia as well as a coal loading terminal on the Ohio River at Mount Vernon, Indiana.  ARLP also generates income from a variety of other sources, including investments in oil and gas mineral interests and gas compression services.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

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The statements and projections used throughout this release are based on current expectations.  These statements and projections are forward-looking, and actual results may differ materially.  These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release.  We have included more information below regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results.  These risks, uncertainties and contingencies include, but are not limited to, the following: changes in coal prices, which could affect our operating results and cash flows; changes in competition in coal markets and our ability to respond to such changes; legislation, regulations, and court decisions and interpretations thereof, including those relating to the environment and the release of greenhouse gases, mining, miner health and safety and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; risks associated with the expansion of our operations and properties; dependence on significant customer contracts, including renewing existing contracts upon expiration; adjustments made in price, volume or terms to existing coal supply agreements; changing global economic conditions or in industries in which our customers operate; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; fluctuations in coal demand, prices and availability; changes in oil and gas prices, which could affect our investments in oil and gas mineral interests and gas compression services; our productivity levels and margins earned on our coal sales; the coal industry's share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of other sources of electricity, such as natural gas, nuclear energy and renewable fuels; changes in raw material costs; changes in the availability of skilled labor; our ability to maintain satisfactory relations with our employees; increases in labor costs including costs of health insurance and taxes resulting from the Affordable Care Act, adverse changes in work rules, or cash payments or projections associated with post-mine reclamation and workers' compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather-related or other factors; risks associated with major mine-related accidents, such as mine fires, or interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for mine reclamation as well as workers' compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding post-mine reclamation as well as pension, black lung benefits and other post-retirement benefit liabilities; uncertainties in estimating and replacing our coal reserves; a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these and other factors can be found in ARLP's public periodic filings with the Securities and Exchange Commission ("SEC"), including ARLP's Annual Report on Form 10-K for the year ended December 31, 2017, filed on February 23, 2018 with the SEC.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended
	March 31,
	2018	2017

Tons Sold	9,398	9,610
Tons Produced	10,482	10,218

SALES AND OPERATING REVENUES:
Coal sales	$423,610	$438,744
Transportation revenues	19,785	9,596
Other sales and operating revenues	13,727	12,740
Total revenues	457,122	461,080

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	277,238	262,027
Transportation expenses	19,785	9,596
Outside coal purchases	1,374	—
General and administrative	16,651	16,033
Depreciation, depletion and amortization	61,848	65,127
Settlement gain	(80,000)	—
Total operating expenses	296,896	352,783

INCOME FROM OPERATIONS	160,226	108,297

Interest expense, net	(10,858)	(7,516)
Interest income	65	24
Equity method investment income	3,736	3,700
Equity securities income	3,724	—
Other (expense) income	(847)	533
INCOME BEFORE INCOME TAXES	156,046	105,038

INCOME TAX BENEFIT	(10)	(12)

NET INCOME	156,056	105,050

LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(148)	(148)

NET INCOME ATTRIBUTABLE TO ALLIANCE RESOURCE PARTNERS, L.P. ("NET INCOME OF ARLP")	$155,908	$104,902

GENERAL PARTNERS' INTEREST IN NET INCOME OF ARLP	$1,560	$20,146

LIMITED PARTNERS' INTEREST IN NET INCOME OF ARLP	$154,348	$84,756

BASIC AND DILUTED NET INCOME OF ARLP PER LIMITED PARTNER UNIT	$1.16	$1.10

DISTRIBUTIONS PAID PER LIMITED PARTNER UNIT	$0.5100	$0.4375

WEIGHTED-AVERAGE NUMBER OF UNITS OUTSTANDING – BASIC AND DILUTED	130,819,217	74,503,298

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	March 31,	December 31,
	2018	2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$28,764	$6,756
Trade receivables	157,798	181,671
Other receivables	229	146
Due from affiliates	669	165
Inventories, net	83,944	60,275
Advance royalties, net	2,856	4,510
Prepaid expenses and other assets	19,846	28,117
Total current assets	294,106	281,640
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	2,983,666	2,934,188
Less accumulated depreciation, depletion and amortization	(1,520,732)	(1,457,532)
Total property, plant and equipment, net	1,462,934	1,476,656
OTHER ASSETS:
Advance royalties, net	50,800	39,660
Equity method investments	158,669	147,964
Equity securities	110,122	106,398
Goodwill	136,399	136,399
Other long-term assets	30,384	30,654
Total other assets	486,374	461,075
TOTAL ASSETS	$2,243,414	$2,219,371

LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
Accounts payable	$92,745	$96,958
Due to affiliates	—	771
Accrued taxes other than income taxes	20,270	20,336
Accrued payroll and related expenses	34,530	35,751
Accrued interest	12,499	5,005
Workers' compensation and pneumoconiosis benefits	10,769	10,729
Current capital lease obligations	28,948	28,613
Other current liabilities	16,732	19,071
Current maturities, long-term debt, net	40,000	72,400
Total current liabilities	256,493	289,634
LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities, net	386,703	415,937
Pneumoconiosis benefits	72,509	71,875
Accrued pension benefit	42,906	45,317
Workers' compensation	46,861	46,694
Asset retirement obligations	126,287	126,750
Long-term capital lease obligations	50,634	57,091
Other liabilities	20,055	14,587
Total long-term liabilities	745,955	778,251
Total liabilities	1,002,448	1,067,885

PARTNERS' CAPITAL:
Alliance Resource Partners, L.P. ("ARLP") Partners' Capital:
Limited Partners - Common Unitholders 130,903,256 and 130,704,217 units outstanding, respectively	1,270,769	1,183,219
General Partner's interest	15,786	14,859
Accumulated other comprehensive loss	(50,923)	(51,940)
Total ARLP Partners' Capital	1,235,632	1,146,138
Noncontrolling interest	5,334	5,348
Total Partners' Capital	1,240,966	1,151,486
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$2,243,414	$2,219,371

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES	$224,178	$177,011

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(51,525)	(30,346)
Increase (decrease) in accounts payable and accrued liabilities	(15)	2,144
Proceeds from sale of property, plant and equipment	7	453
Contributions to equity method investments	(11,400)	(9,287)
Distributions received from investments in excess of cumulative earnings	736	1,191
Net cash used in investing activities	(62,197)	(35,845)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under securitization facility	37,600	—
Payments under securitization facility	(70,000)	—
Borrowings under revolving credit facilities	70,000	—
Payments under revolving credit facilities	(100,000)	(25,000)
Payments on capital lease obligations	(6,974)	(6,678)
Payment of debt issuance costs	—	(6,664)
Contributions to consolidated company from affiliate noncontrolling interest	—	251
Net settlement of withholding taxes on issuance of units in deferred compensation plans	(2,081)	(2,988)
Cash contributions by General Partners	41	905
Distributions paid to Partners	(68,396)	(53,224)
Other	(163)	(190)
Net cash used in financing activities	(139,973)	(93,588)

NET CHANGE IN CASH AND CASH EQUIVALENTS	22,008	47,578

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	6,756	39,782

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$28,764	$87,360

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Reconciliation of GAAP "net income attributable to ARLP" and "net income" to non-GAAP "EBITDA,"  "Adjusted EBITDA" and "Distributable Cash Flow" (in thousands).

EBITDA is defined as net income (prior to the allocation of noncontrolling interest) before net interest expense, income taxes and depreciation, depletion and amortization and Adjusted EBITDA is EBITDA modified for certain items that may not reflect the trend of future results, such as settlement gains.  Distributable cash flow ("DCF") is defined as Adjusted EBITDA excluding interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures.  Distribution coverage ratio ("DCR") is defined as DCF divided by distributions paid to partners.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) present measurements that investors, rating agencies and debt holders have indicated are useful in assessing us and our results of operations.

EBITDA, Adjusted EBITDA, DCF and DCR should not be considered as alternatives to net income attributable to ARLP, net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  EBITDA, Adjusted EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA, Adjusted EBITDA, DCF and DCR may not be the same method used to compute similar measures reported by other companies, or EBITDA, Adjusted EBITDA, DCF and DCR may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

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	Three Months Ended		Three Months Ended	Year Ended
	March 31,		December 31,	December 31,
	2018	2017	2017	2018E Midpoint

Net income attributable to ARLP	$155,908	$104,902	$74,235	$414,300
Net income attributable to noncontrolling interests	148	148	138	700
Net income	156,056	105,050	74,373	415,000
Depreciation, depletion and amortization	61,848	65,127	74,872	265,000
Interest expense, net	11,058	7,573	10,666	41,200
Capitalized interest	(265)	(81)	(197)	(1,200)
Income tax expense (benefit)	(10)	(12)	213	—
EBITDA	228,687	177,657	159,927	720,000
Settlement gain	(80,000)	—	—	(80,000)
Adjusted EBITDA	148,687	177,657	159,927	640,000
Interest expense, net	(11,058)	(7,573)	(10,666)	(41,200)
Income tax (expense) benefit	10	12	(213)	—
Estimated maintenance capital expenditures (1)	(49,475)	(43,427)	(39,941)	(191,300)
Distributable Cash Flow	$88,164	$126,669	$109,107	$407,500
Distributions paid to partners	$68,396	$53,224	$67,528	$277,700
Distribution Coverage Ratio	1.29	2.38	1.62	1.47

(1)

Our maintenance capital expenditures, as defined under the terms of our partnership agreement, are those capital expenditures required to maintain, over the long-term, the operating capacity of our capital assets.  We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon.  For the 2018 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $4.72 per ton produced compared to the estimated $4.25 per ton produced in 2017. Our actual maintenance capital expenditures fluctuate depending on various factors, including maintenance schedules and timing of capital projects, among others.  We annually disclose our actual maintenance capital expenditures in our Form 10-K filed with the SEC.

Reconciliation of GAAP "Operating Expenses" to non-GAAP "Segment Adjusted EBITDA Expense per ton" and Reconciliation of non-GAAP "Adjusted EBITDA" to "Segment Adjusted EBITDA" and "Segment Adjusted EBITDA per ton" (in thousands, except per ton data).

Segment Adjusted EBITDA Expense per ton includes operating expenses, coal purchases and other income divided by tons sold.  Transportation expenses are excluded as these expenses are passed through to our customers and, consequently, we do not realize any margin on transportation revenues.  Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA and Adjusted EBITDA in addition to coal sales and other sales and operating revenues.  The exclusion of corporate general and administrative expenses from

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Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses.

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2018	2017	2017

Operating expense (1)	$277,238	$262,027	$297,425
Outside coal purchases	1,374	—	—
Other expense (income) (1)	847	(533)	378
Segment Adjusted EBITDA Expense	$279,459	$261,494	$297,803
Divided by tons sold	9,398	9,610	10,103
Segment Adjusted EBITDA Expense per ton	$29.74	$27.21	$29.48

(1)

Operating expenses and other expense (income) for the 2017 Quarter and the Sequential Quarter have been recast to reflect the reclass of the non-service components of net benefit cost previously included in operating expense now being presented within other expense (income) in accordance with new generally accepted accounting principles effective in the 2018 Quarter.

Segment Adjusted EBITDA per ton is defined as net income (prior to the allocation of noncontrolling interest) before net interest expense, income taxes, depreciation, depletion and amortization, general and administrative expenses and settlement gain divided by tons sold.  Segment Adjusted EBITDA removes the impact of general and administrative expenses from Adjusted EBITDA (discussed above) to allow management to focus solely on the evaluation of segment operating performance.

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2018	2017	2017

Adjusted EBITDA (See reconciliation to GAAP above)	$148,687	$177,657	$159,927
General and administrative	16,651	16,033	15,778
Segment Adjusted EBITDA	$165,338	$193,690	$175,705
Divided by tons sold	9,398	9,610	10,103
Segment Adjusted EBITDA per ton	$17.59	$20.16	$17.39

Actual basic and diluted earnings per limited partner unit and pro forma earnings per basic and diluted limited partner unit.

Below is the actual basic and diluted earnings per limited partner unit as well as pro forma basic and diluted earnings per limited partner unit for the three months ended March 31, 2018 and 2017, as if the exchange transaction had occurred on January 1, 2017.  For a detailed reconciliation of actual and pro forma net income of ARLP to actual and pro forma basic and diluted earnings per limited partner unit, please see our Form 10-Q for the quarter ended March 31, 2018 expected to be filed on or about May 7, 2018.

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	Three Months Ended
	March 31,
	2018	2017
Actual	(in thousands, except per unit data)
Net income of ARLP available to limited partners	$151,529	$82,325
Weighted-average limited partner units outstanding – basic and diluted	130,819	74,503
Basic and diluted net income of ARLP per limited partner unit	$1.16	$1.10
Pro forma
Pro forma net income of ARLP available to limited partners	$151,529	$102,917
Pro forma weighted-average limited partner units outstanding – basic and diluted	130,819	130,610
Pro forma basic and diluted net income of ARLP per limited partner unit	$1.16	$0.79

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